                                    AGREEMENT

         This Agreement (the "Agreement") is entered into as of the 31st day of December 2002, by and among Citibank, N.A. and AEL Leasing Co., Inc. (collectively, "Citibank") and Resource America, Inc. and FLI Holdings Inc. (collectively, "RAI") (each of which is individually referred to as a "Party" and all of which are collectively referred to as the "Parties").

         WHEREAS: (A) the Parties are parties to a Purchase Agreement dated May 17, 2000, as amended by Amendment dated May 17, 2000 between European American Bank (predecessor in interest to Citibank), AEL Leasing Co., Inc., RAI and FL Holdings, Inc. (the "Purchase Agreement") concerning the purchase of Fidelity Leasing, Inc. (the "Company") by European American Bank from RAI. The purchase transaction contemplated by the Purchase Agreement closed on August 1, 2000 (the "Closing Date"). Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement;

         (B) Subsequent to the Closing Date, European American Bank was acquired by Citibank and Citibank succeeded to the rights and obligations of European American Bank pursuant to the Purchase Agreement;

         (C) Since the Closing Date, numerous claims have been asserted by Citibank against RAI relating to, and/or pursuant to the terms of, the Purchase Agreement (the "Claims") which the Parties have been unable to resolve in accordance with the provisions set out in the Purchase Agreement; and

         (D) The Parties are entering into this Agreement to resolve their differences concerning the Claims without incurring the further costs and uncertainties of litigation, and without admitting any liability, fault, error, omission or other ground for fault or liability,

         NOW, THEREFORE, it is hereby agreed by and between the Parties as follows:

         1. Payment of Escrow Fund. Prior to the signing of this Agreement, the Parties have executed and delivered to the Escrow Agent instructions in accordance with the instruction provisions of the Escrow Agreement to pay the entire balance of the Escrow Account, together with all interest accrued thereon, to Citibank upon the signing of this Agreement. Upon signing of this Agreement each of the Parties will immediately notify the Escrow Agent that this Agreement has been signed and, thereupon, the Escrow Agent shall pay the entire amount in the Escrow Fund, including all interest accrued thereon, to or as directed by Citibank by wire transfer of immediately available funds.

         2. Cash Payments. At the signing of this Agreement, RAI shall pay to or as directed by Citibank an amount equal to the difference between $16,000,000 and the amount paid by the Escrow Agent to or as directed by Citibank pursuant to Paragraph 1 above, which payment shall be made by wire transfer of immediately available funds to or as directed by Citibank.

         3. Lease Receivable Note. At signing of this Agreement, RAI will transfer and assign to Citibank or as directed by Citibank all of its right, title and interest in and to that certain Note dated August 1, 2000 made by AEL Leasing Co. Inc. in the original principal amount of $15,968,957.02, representing lease receivables Citibank is currently collecting on behalf of RAI, by endorsing and delivering such note or causing such note to be endorsed and delivered by the payee thereof to Citibank and shall execute and deliver to Citibank RAI's unconditional guarantee of payment to Citibank of $1,200,000 from and after the date hereof and on or prior to July 31, 2005 under said Note. Citibank agrees to use the same efforts to collect such Note that Citibank uses to collect similar notes evidencing other obligations owing to Citibank. Citibank also agrees that it will take no action to dissolve, liquidate or fail to maintain the existence or the qualification to do business where required with respect to AEL Leasing Co. or Fidelity Leasing Co. or their respective subsidiaries which are payees under the Company leases related to the lease receivables in respect of said Note taken as a whole that has a material negative impact upon the collectibility of such Company Leases without the prior written consent of RAI which will not be unreasonably withheld or delayed. Citibank shall deliver to RAI a monthly report of collections of lease receivables in respect of such Note, which report shall be delivered by Citibank to RAI within forty-five (45) days following the end of each month until the amount of $1,200,000 has been received by Citibank. RAI hereby assigns and transfers to Citibank all of its rights, title and interest in the Company

Leases which relate to lease receivables in respect of such Note and the equipment covered thereby. The third sentence from the end of Section 4.06(b) of the Purchase Agreement is hereby deleted from the Purchase Agreement and is of no further force and effect.

         4. Additional Notes. At signing of this Agreement, RAI will execute and deliver to Citibank:

         (a) RAI's negotiable promissory note due December 31, 2003 payable to the order of Citibank in the principal amount of $1,750,000 bearing interest at the rate of six and six tenths percent (6.6%) per annum.

         (b) RAI's negotiable promissory note due December 31, 2004 payable to the order of Citibank in the principal amount of $1,750,000 bearing interest at the rate of six and six tenths percent (6.6%) per annum.

         Both of the notes described above in this Section 4 shall provide that they shall have the benefit of the same financial covenants as those contained in RAI's 12% senior notes maturing August 1, 2004 or any replacement in whole or in part of the indebtedness evidenced by such Senior notes, but any amendments or waivers of such covenants by the holders of such notes shall be applicable to the notes issued by RAI to Citibank pursuant to Paragraphs 4(a) and 4(b) above.

         5. Leinmiller Litigation. RAI will assume and conduct the defense of the Leinmiller litigation which concerns the claims made by Lizbeth Leinmiller who commenced an action on July 26, 2002 in the United States District Court for the Eastern District of Pennsylvania (Judge Norma Shapiro) against Fidelity Leasing, Inc., Citibank, European American Bank and ABN AMRO Bank (the "Leinmiller Litigation"), at RAI's sole expense; however, any actions to be taken with regard to such litigation or the settlement thereof which could, in Citibank's sole judgment, affect Citibank (including but not limited to Citibank's name, business or reputation), must be first approved by Citibank, such approval not to be unreasonably withheld. RAI will promptly provide Citibank with copies of all correspondence, notices and litigation papers concerning the Leinmiller litigation it receives and true and complete copies of all correspondence, notices and litigation papers concerning the Leinmiller Litigation that it sends or serves. RAI will periodically, upon request of Citibank, update Citibank on the status of the Leinmiller litigation, and will authorize its attorneys in such litigation to respond to reasonable inquiries from Citibank concerning such litigation.

         6. Tax Refund. The tax refund aggregating $187,000 received by Citibank from various states and municipalities, as described in the letter dated October 17, 2002 from RAI to Citibank, shall not be paid to RAI but shall be retained by Citibank for its own account.

         7. Citibank Releases of RAI.

         (a) Citibank hereby releases RAI from any and all claims of the following against RAI arising under or in connection with the Purchase
Agreement:

             (i) in respect of Credit Losses and Residual Losses under Sections 11.01(a)(i) and 11.01(a)(ii) of the Purchase Agreement;

             (ii) in respect of the employment by RAI of Crit de Ment, Miles Herman, Tom Elliott and Brian Hawkins;

             (iii) in respect of any claim under Section 7.01(d) of the Purchase Agreement;

             (iv) in respect of any other claims heretofore made by Citibank in writing against RAI under the Purchase Agreement;

             (v) in respect of all and all claims of which Citibank has actual knowledge or has received written notice at the time of the execution of this Agreement; and

             (vi) in respect of any and all future claims of which Citibank has received written notice or has actual knowledge at the time of the execution of this Agreement.

     PROVIDED THAT notwithstanding the foregoing, Citibank shall continue to have and does not release any rights to make any claims against RAI:

         (1) Pursuant to this Agreement;

         (2) Pursuant to the Purchase Agreement in respect of: Losses and claims by any third parties of which Citibank has not received written notice or does not have actual notice at the time of the execution of this Agreement under Sections 11.01(a)(iii), (iv) or (v) of the Purchase Agreement;

         (3) Pursuant to the Purchase Agreement in respect of Losses referred to in Section 11.01(b) of the Purchase Agreement regarding the representations, warranties, covenants or agreements by RAI under Sections 2.02, 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.09 (except in respect of the "SW" Notes referred to in the May 29, 2001 Indemnity Notice from European American Bank to RAI), 2.10, 2.11, 2.12, 2.13, 2.14, 2.15, 2.16, 2.17, 2.18, 2.19, 2.20, 2.21, 2.22, 2.23,
2.24, 2.28 (except in respect of claims for Credit Losses and Residual Losses), 2.29, 2.30, 2.31, 4.01(a), 4.06, 4.07, 4.08, 4.09 and 4.10 thereof, of which
Citibank has not received written notice or does not have actual knowledge at the time of the execution of this Agreement, provided that:

         (A) in each case in respect of such representations, warranties, covenants or agreements (other than those in Sections 2.02, 2.03, 2.04, 2.05, 2.12, 2.15 and 2.30 of the Purchase Agreement), the breach or violation of which constituted or resulted in or could constitute or result in any violation of law or any diminution in the value of the Company's or any Subsidiaries' assets or ability to conduct business (including but not limited to the collectibility or ability to collect any Contracts of the Company or any Subsidiary other than Credit Losses or Residual Losses) or any increase in the liabilities of the Company or any Subsidiary);

         (B) the representations, warranties, covenants and agreements contained in Sections 2.02, 2.03, 2.04, 2.05 (but only insofar as Section 2.05 relates to the capital stock of the Subsidiaries) and 2.30 shall survive indefinitely;

         (C) the representations, warranties, covenants and agreements contained in Section 2.12 shall survive until the expiration of the applicable statutes of limitation with respect thereto including any extensions thereof;

         (D) the representations, warranties, covenants and agreements contained in Section 2.19(c) with respect to each Contract shall continue in full force and effect until the later of the respective expiration of each Contract or until the outstanding net book value of the Company Leases is 10% or less than the outstanding net book value of the Company Leases at Closing (provided that, for this purpose, Company Leases shall not include those Company Leases placed in the Non-Recourse Pool pursuant to Section 4.06 of the Purchase Agreement); and

         (E) the representations, warranties, covenants and agreements contained in Section 2.15 and Articles VIII and IX shall survive for the period set forth in Section 10.01 of the Purchase Agreement; and

         (F) the remaining representations, warranties, covenants and agreements contained in the Sections of the Purchase Agreement referred to in this subparagraph 7(a)(3) shall continue in full force and effect until the Promissory Notes referred to in Paragraph 4(a) and 4(b) above have been paid in full and upon such payment they shall expire; and

         (4) Pursuant to the Purchase Agreement in respect of:

         (A) claims under Section 7.01(a) (other than with respect to the employment of Crit de Ment, Miles Herman, Tom Elliott and Brian Hawkins), provided that the covenant contained in Section 7.01(a) shall only continue in effect for 12 months from the date of the signing of this Agreement);

         (B) claims under Section 7.01(b) provided that the covenant contained in clause (A) of Section 7.01(b) shall be applicable only to national clients and customers of the Company or any Subsidiary and further provided that the covenant contained in Section 7.01(b) shall only continue in effect for 12 months from the date of signing of this Agreement;

         (C) claims under Section 7.01(c) provided that the use by Crit de Ment, Miles Herman, Tom Elliott, Brian Hawkins or any other Person employed by RAI under circumstances not in violation of the Purchase Agreement of any general knowledge or information in respect of the Company's or a Subsidiary's business which is not confidential information shall not constitute a violation of the covenant contained in Section 7.01(c);

         (D) Article VII (Taxes) and Article XI (Employee and Employee Benefit Matters); and

         (E) Any representation, warranty, covenant or agreement referred to in Paragraph 7(a) that would otherwise terminate in accordance with the above provisions will continue to survive in accordance with Article X of the Purchase Agreement if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Article XI of the Purchase Agreement on or prior to the respective termination dates set forth above, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article XI and such claim shall be subject to the indemnification provisions of Article XI of the Purchase Agreement.

         (b) The provisions of Articles XIII and XIV of the Purchase Agreement shall continue in full force and effect notwithstanding the signing of this Agreement except that the provisions of Section 14.01 (addresses for notices) shall be amended as provided in Paragraph 16 of this Agreement.

         (c) Citibank's right to make claims for monetary damages against RAI after the date of this Agreement under the provisions of the Purchase Agreement referred to in paragraph 7(a) above (other than in respect of Sections 2.02, 2.03, 2.04 and 2.30 of the Purchase Agreement) shall not arise until such claims for monetary damages aggregate $200,000 or more, and then such claims may be made from time to time but only in respect of the excess of such claims over $200,000.

         (d) Citibank represents and warrants to RAI that (i) as of the date of the signing of this Agreement, Citibank has no actual knowledge and has received no written notice of any claim by a third party against Citibank or the Company in respect of any matters referred to in the sections of the Purchase Agreement enumerated in paragraph 7(a) above other than those previously disclosed to RAI or of which RAI has actual knowledge or has received written notice and (ii) Citibank is the sole owner of any and all claims in respect of the SW Notes.

         8. RAI Release of Citibank. RAI hereby releases Citibank from any liability for any claims which RAI has made or may in the future have the right, now or in the future, to make against Citibank under the Purchase Agreement, provided that RAI shall not release any rights to make any claims pursuant to this Agreement or the Purchase Agreement in respect of any misrepresentation or breach of warranty by Citibank referred to in Section 11.02(a) of the Purchase Agreement and the right to make such claims shall survive the execution, delivery and performance of this Agreement for the periods referred to in
Article X of the Purchase Agreement in respect of representations and warranties by Citibank and be subject to the indemnification provisions of Article XI of the Purchase Agreement.

         9. Maximum Liability of RAI. In the event RAI breaches or does not timely perform, comply with or observe any of the provisions of this Agreement, any provision of the Purchase Agreement (in respect of rights, claims or remedies by or of Citibank hereunder or thereunder which have not been expressly released pursuant to Paragraph 7(a) above), or any provision of any agreement, document or instrument executed and delivered by RAI pursuant hereto or thereto, including but not limited to the Guarantee described in Paragraph 3 above or the Notes described in Paragraph 4 above, Citibank shall have all claims, rights and remedies provided hereunder, under the Purchase Agreement and under all such agreements, documents and instruments, at law and equity as if no Purchase Agreement provisions, claims, rights or remedies had been modified or released by Citibank under or pursuant to this Agreement, provided that if Citibank brings an action for monetary damages against RAI in connection with the breach of any such agreements, provisions, documents or instruments (other than the provisions of Sections 2.02, 2.03, 2.04, 2.05, 2.12, 2.15 or 2.30 of the
Purchase Agreement or Paragraph 11 of this Agreement), the maximum amount of monetary damages for which RAI shall be liable for breaches of or failures to perform, comply with or observe any provisions of this Agreement (other than Paragraph 11 hereof), the Guarantee referred to in Paragraph 3 above, the Notes referred to in Paragraph 4 above or the provisions of Paragraph 5 above and any claims referred to in clauses (i), (ii), (iii), (iv) (v) and (vi) of Subparagraph 7(a) above which, in accordance with the foregoing provisions of this Section 9, shall not be considered modified or released, will be $25,500,000 less any amounts RAI has theretofore paid to Citibank pursuant to this Agreement but such maximum amount of monetary damages shall not be applicable in respect of any claims referred to or provided for in clauses (2),
(3) or (4) of Subparagraph 7(a) above. In any litigation brought by Citibank against RAI under the Purchase Agreement or in respect of any claims by Citibank regarding any provisions thereof, RAI shall have the right to assert whatever defenses were available to it under the Purchase Agreement.

         10. Representations and Warranties of Citibank. Citibank represents and warrants, to RAI as follows:

         (a) Citibank has the full power and authority to execute, deliver and perform the terms of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution and delivery of this Agreement and the performance of the transactions contemplated hereby.

         (b) This Agreement has been duly and validly authorized, executed and delivered by Citibank, and constitutes a valid and binding agreement of Citibank enforceable in accordance with its terms.

         (c) This Agreement has been executed by Citibank based upon arms length negotiations between and among the Parties, including through their respective counsel, and Citibank has had full and complete access to the information which it deems relevant to determining whether to sign this Agreement.

         11. Representations and Warranties of RAI. RAI represents and warrants to Citibank as follows:

         (a) RAI has the full power and authority to execute, deliver and carry out the terms of this Agreement the Guarantee provided for in Paragraph 3 above, the Promissory Notes provided in Paragraph 4 above and to consummate the transactions contemplated hereby and thereby and has taken all necessary action (including, without limitation obtaining approval of its Board of Directors) to authorize the execution and delivery of this Agreement, the Guarantee provided for in Paragraph 3 above and the Promissory Notes provided in Paragraph 4 above and the performance of the transactions contemplated hereby and thereby.

         (b) This Agreement, the Guarantee provided for in Paragraph 3 above and the Promissory Notes provided in Paragraph 4 above have been duly and validly authorized, executed and delivered by RAI, and each constitutes the valid and binding agreement and obligation of RAI enforceable in accordance with their respective terms.

         (c) This Agreement has been executed by RAI based upon arms length negotiations between and among the Parties, including through their respective counsel, and RAI has had full and complete access to the information which it deems relevant to determining whether to sign this Agreement.

         12. No Waiver. Any waiver by any Party hereto of a breach of any provision of this Agreement, the Purchase Agreement, the Guarantee referred to in Paragraph 3 above, the Promissory Notes referred to in Paragraph 4 above or any other agreement, document or instrument executed and delivered pursuant hereto or thereto shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement, the Purchase Agreement, the Guarantee referred to in Paragraph 3 above, the Promissory Notes referred to in Paragraph 4 above or any other such agreement, document or instrument. The failure of a Party hereto to insist upon strict adherence to any term of this Agreement, the Purchase Agreement, the

Guarantee provided in Paragraph 3 above, the Promissory Notes referred to in Paragraph 4 above or any other such agreement, document or instrument executed and delivered pursuant hereto on one or more occasions shall not be considered a waiver of, and shall not deprive that Party of the right thereafter to insist upon strict adherence to, that term or any other term of this Agreement, the Purchase Agreement, the Guarantee provided in Paragraph 3 above or the Promissory Notes referred to in Paragraph 4 above or any other such agreement, document or instrument.

         13. Confidentiality. Each Party, agrees that it will not, and it will cause its Affiliates, agents, attorneys and other representatives not to, disclose to any unrelated third party, including but not limited to, members of the media, except the Parties' respective attorneys, accountants, or other representatives who need to know the specific terms of this Agreement in furtherance of their respective duties, or as otherwise reasonably believed by a Party to be required by law, or as required to enforce this Agreement or the Purchase Agreement, or any agreement, document or instrument executed and delivered pursuant hereto, or thereto, except in response to an enforceable subpoena, other comparable process, an order issued by a court or tribunal having jurisdiction to do so, a regulatory or stock exchange request or as any Party may reasonably believe (a) it is required by applicable law to disclose including any disclosure of this Agreement or any of the terms hereof in any filing with (including filing of this Agreement) the Securities Exchange Commission or (b) necessary or important to report to or disclose to shareholders, investors, potential investors, analysts or brokers. Each Party further agrees that upon the receipt of any subpoena, other comparable process, or notice of any proceeding to obtain a court order seeking to compel their testimony or the production of documents relating, in any way, to this Agreement, the Purchase Agreement or any agreement, document or instrument executed and delivered pursuant hereto or thereto or the transactions contemplated hereunder or thereunder, or if any Party reasonably believes it is required by applicable law to make any such disclosure (other than to a regulator), such Party shall, if permissible, within five (5) calendar days thereof and in any event within a reasonable period of time prior to the time within which production, testimony or disclosure is required by the terms of said subpoena, other comparable process, or court order, or applicable law, if permissible, provide written notice to the other Party to this Agreement of any such request, subpoena, notice or applicable law, and specifying, in reasonable detail, the person seeking such information and the information being sought thereby.

         14. Successors and Assigns. All the terms and provisions of this Agreement shall inure to the benefit of, and shall be enforceable by, the successors and permitted assigns of the Parties hereto. RAI shall not have the right to assign or delegate (except by operation of law) any of its rights or obligations under this Agreement, the Purchase Agreement, the Guarantee provided under Paragraph 3 above or the Notes provided under Paragraph 4 above without the prior written consent of Citibank, and any attempted assignment or delegation without such consent shall be void.

         15. Further Assurances. Each Party shall execute and deliver all such agreements, documents and instruments and take all such action as shall be reasonably requested by the other Party to carry out the purposes and convey the benefits of this Agreement to such other Party.

         16. Entire Agreement; Amendments. This Agreement, the Purchase Agreement, the Guarantee provided under Paragraph 3 above, the Promissory Notes provided under Paragraph 4 above and the agreements, documents and instruments provided for hereunder and thereunder contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth in this Agreement, the Purchase Agreement, the Guarantee provided for under Paragraph 3 above and the Promissory Notes provided for under Paragraph 4 above. This Agreement may be amended only by a written instrument duly executed by the Parties hereto or their respective successors or permitted assigns.

         17. Notices. All notices, requests, claims, demands and other communications hereunder under the Purchase Agreement, and the agreements, documents and instruments provided for hereunder and thereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery or facsimile (with hard copy to be sent by registered or certified mail, postage prepaid, return receipt requested or by nationally recognized overnight courier) to the respective Parties hereto as follows:

                 (a)      If to Citibank:

                          Citibank, N.A.
                          450 Mamaroneck Avenue
                          Harrison, NY 10528
                          Attention: Robert Goldberg, Esq.
                          Telephone:    914-899-7319
                          Facsimile:    914-899-7238

                          with a copy to:

                          Clifford Chance US LLP
                          200 Park Avenue
                          New York, New York 10166
                          Attention: Shephard W. Melzer, Esq.
                          Telephone:   212-878-8009
                          Facsimile:   212-878-8375

                 (b)      If to RAI:

                          Resource America, Inc.
                          1521 Locust Street, 4th Floor
                          Philadelphia, PA 19102
                          Attention: Mr. Michael Yecies, Vice President
                          Telephone:   215-546-5005
                          Facsimile:   215-546-4785

                          with copies to:

                          Covington & Burling
                          1330 Avenue of Americas
                          New York, NY 10019
                          Attention: C. William Phillips, Esq.
                          Telephone:   212-841-1081
                          Facsimile:   212-841-1010

                          and

                          Ledgewood Law Firm, P.C.
                          1521 Locust Street, 8th Floor
                          Philadelphia, PA 19102
                          Attention: Richard Abt, Esq. and Lisa Ernst, Esq.
                          Telephone:   215-731-9450
                          Facsimile:   212-735-2513

         (c) Such addresses may be changed from time to time by mailing appropriate notice thereof to all Parties by certified or registered mail (return receipt requested) or by nationally recognized overnight courier.

         18. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of New York, without reference to the conflict of laws principles thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

         19. Jurisdiction. The Parties hereby acknowledge and agree that the United States District Court for the Southern District of New York or the Supreme Court of the State of New York in New York County shall be the exclusive forums for interpreting this Agreement, the Purchase Agreement, the Guarantee provided for in Paragraph 3 hereof, the Promissory Note provided for in Paragraph 4 hereof and any agreement, document or instrument provided for hereunder or thereunder, resolving any disputes arising hereunder or thereunder or hearing and determining any proceedings in respect of rights, claims, and remedies with respect hereto or (hereto and the Parties waive any obligation to the jurisdiction of such courts based upon forum non conveniens or any other matter. THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY OF THE FOREGOING.

         20. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

         IN WITNESS WHEREOF each of the Parties has caused this Agreement to be executed on its behalf by an officer thereof hereunto duly authorized as of the date set forth above.

                                    CITIBANK, N.A.

                                    By: /s/ Guian Heintxxx
                                        ----------------------------------------
                                        Name:  Guian Heintxxxx
                                        Title: Vice President

                                    RESOURCE AMERICA, INC.

                                    By: /s/ Steven Kessler
                                       -----------------------------------------
                                        Name:  Steven Kessler
                                        Title:  Senior Vice President and
                                                Chief Financial Officer

                                    AEL LEASING CO., INC.

                                    By: /s/ Robert S. Delfoe
                                        ----------------------------------------
                                        Name:  Robert S. Delfoe
                                        Title: Vice President

                                    FLI HOLDINGS, INC.

                                    By: /s/ Freddi Kotek
                                        ----------------------------------------
                                        Name:  Freddi Kotek
                                        Title: President